Exhibit 99.2

Kevin:

Thank you, ___________, and welcome everyone to National Research Corporation’s 2023 second quarter earnings call. My name is Kevin Karas, the company’s CFO, and joining me on the call today is Linda Stacy, our Vice President of Finance.

Before we continue, I would ask Linda to review conditions related to any forward-looking statements that may be made as part of today’s call. Linda.

Linda:

Thank you, Kevin.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Kevin.

Kevin:

Thanks, Linda, and again, welcome everyone.

Over the past several quarters we have significantly expanded our sales force and marketing spend focused on supporting the rollout of our Human Understanding Program.

While it’s early days, material expansion of sales and marketing resources has been very effective in building a stronger sales pipeline and in the second quarter of 2023 we gained momentum in converting opportunities, which resulted in a 53% increase in new sales compared to the second quarter of 2022.

To date one-third of our Human Understanding Program clients are from new logos, with two-thirds representing adoption from current partner organizations. Contract value growth for Human Understanding Program adoption by existing clients is 12%, in line with results from the successful rollout of our Real-Time solution several years ago.

Let me turn the call back over to Linda to review our financial performance and then open the call to your questions.

Linda

Thank you, Kevin.

Revenue for the second quarter 2023 decreased compared to the second quarter of 2022 by 3% partially attributed to the closure of our Canadian operations and discontinuation of other non-core solutions.

We ended the quarter with $146.6 million in TRCV including a 1% increase in TRCV for our core solutions. Our TRCV metric represents the total revenue projected under all renewable contracts for their respective next annual renewal periods, assuming no upsells, downsells, price increases, or cancellations, measured as of the most recent quarter end.

Operating income decreased by 19% for the second quarter of 2023 compared to the second quarter of 2022 primarily due to the decline in revenue and growth in marketing expenses of $906,000 to expand brand recognition and support sales development.

We have been focusing on the alignment of our cost structure with business requirements and the results were positive this quarter. Although we increased spending for sales and marketing expansion, we were able to reduce consolidated operating expenses resulting in a 2.4% gross margin and 1.2% operating income margin improvement in the second quarter as compared to the first quarter of 2023. We are implementing other cost alignment changes that will enable continued quarterly margin improvement in future quarters.

The effective tax rate in the second quarter of 2023 was 23% compared to 25% in 2022 primarily due to increased tax benefits from the exercise of share-based compensation awards.

The Company’s Board of Directors maintained its capital allocation priorities of funding innovation and growth investments, including merger and acquisition activity, as well as internal projects, shareholder dividends and share repurchases during 2023. In the second quarter of 2023, the Company funded $4.2 million for innovation and growth, $3.0 million for dividend payments, and $1.8 million for share repurchases.

That concludes my comments for this morning. I’ll now turn the call back to Kevin.

Kevin

Thank you, Linda.

This completes our prepared remarks, so operator I will now ask you to open the call to any questions.

Closing Statement – Kevin

Thank you for your time today. We look forward to sharing our results again next quarter.

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